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Exhibit 16.1: Letter from the certifying accountants as required by Regulation
S-B, Item 304(a)(3).








Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

WE WERE PREVIOUSLY THE INDEPENDENT ACCOUNTANTS FOR ACCESS ANYTIME BANCORP, INC. AND ON JANUARY 31, 2001, WE REPORTED ON THE CONSOLIDATED FINANCIAL STATEMENTS OF ACCESS ANYTIME BANCORP, INC. AND SUBSIDIARY AS OF DECEMBER 31, 2000 AND 1999, AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2000.
ON JANUARY 31, 2001, WE WERE NOTIFIED THAT THE BOARD OF DIRECTORS OF ACCESS ANYTIME BANCORP, INC. RETAINED OTHER ACCOUNTANTS AS EXTERNAL AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2001. WE HAVE READ STATEMENTS INCLUDED UNDER ITEM 4 OF ACCESS ANYTIME BANCORP, INC.'S CURRENT REPORT ON FORM 8-K DATED MARCH 7, 2001 AND WE AGREE WITH SUCH STATEMENTS.



/s/ Robinson Burdette Martin Seright and Burrows, L.L.P.



Lubbock, Texas
March 7, 2001












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